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                        QUICKTURN DESIGN SYSTEMS, INC.
                             55 WEST TRIMBLE ROAD
                          SAN JOSE, CALIFORNIA 95131

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                        SPECIAL MEETING OF STOCKHOLDERS

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                          ADDENDUM TO PROXY STATEMENT
                                      BY
         THE BOARD OF DIRECTORS OF QUICKTURN DESIGN SYSTEMS, INC.
                    SOLICITING PROXIES IN OPPOSITION TO THE
     SOLICITATION OF PROXIES BY MENTOR GRAPHICS CORPORATION AND MGZ CORP.

                               ----------------

  This Addendum to Proxy Statement is furnished by the Board of Directors of Quickturn Design Systems, Inc., a Delaware corporation (the "Company"), to the holders of outstanding shares of the Company's Common Stock, $0.001 par value, in connection with the Board's solicitation of proxies in opposition to the solicitation (the "Mentor solicitation") by Mentor Graphics Corporation, an Oregon corporation ("Mentor"), and MGZ Corp., a Delaware corporation and a wholly owned subsidiary of Mentor ("MGZ"), pursuant to a Proxy Statement of Mentor and MGZ dated September 11, 1998, to the extent valid, or any subsequent proxy statement of Mentor and/or MGZ (in either case, the "Mentor Proxy Statement"), of proxies to be used at a special meeting of stockholders of the Company called by Mentor and any adjournments and postponements thereof (the "Special Meeting").

  This Addendum, accompanied by the Proxy Statement of the Board of Directors of Quickturn dated September 21, 1998 (the "September Proxy Statement") and a proxy card, is first being sent or given on December 24, 1998 to all stockholders of record of the Company as of the Record Date (as defined below). Capitalized terms not otherwise defined herein have the meanings ascribed to them in the September Proxy Statement.

  On December 3, 1998, the Delaware Chancery Court rendered its decision (revised December 7, 1998) in the litigation between the Company and Mentor concerning certain issues under Delaware law, as described in the September Proxy Statement. The Chancery court upheld the right of the Quickturn Board to set the date and place, and the record date, of the Special Meeting in accordance with the Company's Bylaws. Accordingly, the Special Meeting will be held at 8:00 a.m., PST, on January 8, 1999 at the offices of Wilson Sonsini Goodrich & Rosati at 650 Page Mill Road, Palo Alto, California. The phone number at that location is (650) 493-9300. The record date for the Special Meeting is November 10, 1998 (the "Record Date").

  Also on December 3, 1998, the Chancery Court ruled that certain provisions of an amendment to the Company's Preferred Shares Rights Agreement dated January 10, 1996 (the "Rights Agreement") were invalid. The provisions ruled invalid related to a 180 day delay in the ability of a board of directors elected by stockholder action at an annual or special meeting to redeem or exchange the Preferred Share Purchase Rights issues under the Rights Agreement, or otherwise to amend the Rights Agreement. On December 3, 1998, the Company filed an appeal of the Chancery Court's decision with the Supreme Court of the State of Delaware, which appeal is scheduled to be heard on December 29, 1998.

  The Company has entered into an Agreement and Plan of Merger dated as of December 8, 1998 with Cadence Design Systems, Inc., a Delaware corporation ("Cadence"), and a wholly owned subsidiary of Cadence. Pursuant to such agreement, it is proposed that the Company will merge with a wholly-owned subsidiary of Cadence in a tax-free stock-for-stock transaction, and the stockholders of the Company will receive Cadence common stock with a value of $14.00 per share at the time of closing. The Company has also entered
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into a Stock Option Agreement dated as of December 8, 1998 with Cadence, pursuant to which the Company issued Cadence an option to purchase approximately 19.9% of the Company's outstanding common stock at $14.00 per share, which option will become exercisable under certain conditions. These agreements are currently the subject of litigation between the Company and Cadence, on the one hand, and Mentor on the other, and between the Company and certain of its stockholders.

  For a further discussion of the Delaware litigation (referred to above), the other litigation between the Company and Mentor or relating to the Mentor Offer, the proposed transaction between the Company and Cadence Design Systems, Inc. and the litigation relating thereto, or other events occurring since the date of the September Proxy Statement, see the Company's various filings with the Securities and Exchange Commission, including Schedules 14D-9 and 14A, since the date of the September Proxy Statement.

  AS FURTHER DESCRIBED IN THE SEPTEMBER PROXY STATEMENT, THE QUICKTURN BOARD OF DIRECTORS HAS DETERMINED THAT THE MENTOR OFFER IS INADEQUATE AND NOT IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS. THE BOARD OF DIRECTORS OPPOSES THE MENTOR PROPOSALS AND URGES YOU TO (A) SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD TO VOTE AGAINST THE MENTOR PROPOSALS AND (B) DISCARD ANY GOLD STRIPED PROXY CARD SENT TO YOU BY MENTOR AND MGZ.

  WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED A GOLD STRIPED PROXY CARD, THE BOARD OF DIRECTORS URGES YOU TO SIGN, DATE, AND DELIVER THE ENCLOSED BLUE PROXY CARD AS PROMPTLY AS POSSIBLE, BY FAX OR BY MAIL (USING THE ENCLOSED ENVELOPE), TO MORROW & CO., INC., 445 PARK AVENUE, NEW YORK, NEW YORK, 10022,
FAX: (212) 754-8300.

  IF YOU HAVE PREVIOUSLY SIGNED AND RETURNED A GOLD STRIPED PROXY CARD TO MENTOR AND MGZ, YOU HAVE EVERY RIGHT TO CHANGE YOUR MIND. WHETHER OR NOT YOU SIGNED THE GOLD STRIPED PROXY CARD SENT TO YOU BY MENTOR AND MGZ, THIS BOARD OF DIRECTORS URGES YOU TO REJECT THE MENTOR PROPOSALS BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD BY FAX OR IN THE POSTAGE-PAID ENVELOPE PROVIDED. REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR PROXY IS IMPORTANT. PLEASE ACT TODAY.

  IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, WE URGE YOU TO CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO REVOKE ANY GOLD STRIPED PROXY CARDS THAT MAY HAVE BEEN CAST AND TO EXECUTE AND RETURN A BLUE PROXY CARD ON YOUR BEHALF.

  If you have any questions concerning the Company's solicitation of BLUE Proxy Cards, or Mentor and MGZ's solicitation of gold striped proxy cards, please contact our information agent:

                              MORROW & CO., INC.

                                445 PARK AVENUE
                           NEW YORK, NEW YORK 10022

                                      OR

                      CALL TOLL-FREE: (800) 662-5200
                              FAX: (212) 754-8300

                                          By Order of the Board of Directors

                                          By: /s/ Keith R. Lobo
                                             __________________________________
                                             Keith R. Lobo
                                             President and Chief Executive
                                              Officer

San Jose, California
December 24, 1998